Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

Pricing Supplement No. 24,299 dated May 15, 2026

(To WFS Product Supplement No. 10 dated January 20, 2026,

Underlier Supplement No. 48 dated March 24, 2026,

Prospectus Supplement dated February 14, 2025

and Prospectus dated February 14, 2025)

GS Finance Corp. Medium-Term Notes, Series F guaranteed by The Goldman Sachs Group, Inc. Equity Index Linked Notes
Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to a Basket due November 20, 2028

■ Linked to an equally weighted basket comprised of the EURO STOXX 50® Index (50% weighting) and the FTSE® 100 Index (50% weighting) (each referred to as a “basket component”)

■ Potential for a positive return at maturity based on the performance of the basket from its starting level to its average ending level. The maturity payment amount will reflect the following terms:

■If the average ending level is greater than the starting level, you will receive the face amount plus a positive return equal to 100% of the percentage increase in the level of the basket from the starting level to the average ending level

■If the average ending level is less than or equal to the starting level, you will receive the face amount, but you will not receive any positive return on your investment

■  The average ending level of the basket is based on the average of closing levels of the basket components on specified dates occurring quarterly during the term of the notes

■  Repayment of principal at maturity regardless of basket performance (subject to issuer and guarantor credit risk)

■ All payments on the notes are subject to credit risk, and you will have no ability to pursue any securities included in any basket component for payment; if GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor, default on their obligations, you could lose some or all of your investment

■ No periodic interest payments or dividends

■ No exchange listing; designed to be held to maturity

The estimated value of your notes at the time the terms of your notes are set on the pricing date is equal to approximately $952 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC (“GS&Co.”) would initially buy or sell your notes, if it makes a market in the notes, see page PS-8.

The notes have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-8.

	Original Offering Price	Underwriting Discount(1)(2)	Proceeds to Issuer(1)
Per Note	$1,000.00	$30.75	$969.25
Total	$1,861,000	$57,225.75	$1,803,774.25

(1) See “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-23.

(2) In addition to the 3.075%, GS&Co. may pay to selected securities dealers a fee of up to 0.30% of the face amount in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	Wells Fargo Securities

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to a Basket due November 20, 2028

Terms of the Notes

Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Market Measure:

An equally weighted basket (the “basket”) comprised of the following basket components (each referred to as a “basket component,” and collectively as the “basket components”). For each basket component, its weighting percentage and initial basket component level are set forth below:

	Basket Component	Weighting Percentage	Initial Basket Component Level
	EURO STOXX 50® Index	50%	5,827.76
	FTSE® 100 Index	50%	10,195.37

The EURO STOXX 50® Index is a multiple exchange index for purposes of the accompanying product supplement. The FTSE®  100 Index is not a multiple exchange index for purposes of the accompanying product supplement.

Pricing Date:	May 15, 2026.
Original Issue Date:	May 20, 2026.
Original Offering Price:	$1,000 per note.
Face Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a face amount of $1,000.
Principal Amount:	On the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to the maturity payment amount.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:

• if the average ending level is greater than the starting level: $1,000 plus:

$1,000 × average basket return × upside participation rate; or

• if the average ending level is less than or equal to the starting level: $1,000

If the average ending level is less than the starting level, you will not receive any positive return on the notes.

Stated Maturity Date:	November 20, 2028, subject to postponement. The notes are not subject to redemption by GS Finance Corp. or repayment at the option of any holder of the notes prior to the stated maturity date.
Starting Level:	100.
Average Ending Level:

The “average ending level” will be the product of (i) 100 times (ii) the sum of (a) 1 plus (b) the sum of the products, as calculated for each basket component, of: (1) its average basket component return multiplied by (2) its weighting percentage.

Upside Participation Rate:	100%.
Average Basket Return:	The “average basket return” is the percentage change from the starting level to the average ending level, measured as follows: average ending level – starting level starting level
Initial Basket Component Level:	With respect to a basket component, the closing level of such basket component on the pricing date, as set forth under “— Market Measure” above

Market Linked Notes—Upside Participation with Quarterly

Averaging and Principal Return at Maturity

Notes Linked to a Basket due November 20, 2028

Average Basket Component Level:	With respect to a basket component, the arithmetic average of the closing levels of such basket component on the calculation days.
Average Basket Component Return:

with respect to a basket component, its “average basket component return” is the percentage change from its initial basket component level to its average basket component level, measured as follows:

average basket component level – initial basket component level initial basket component level

Closing Level:

With respect to each basket component, closing level has the meaning set forth under “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Certain Definitions” in the accompanying product supplement.

Calculation Days:

Quarterly, on the 15th day of each February, May, August and November, commencing August 2026 and ending August 2028, and the final calculation day, each subject to postponement as described below under “—Market Disruption Events and Postponement Provisions.” We refer to November 15, 2028 as the “final calculation day.”

Market Disruption Events and Postponement Provisions:

Each calculation day is subject to postponement due to a non-trading day and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation days and the stated maturity date, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Business Day:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Calculation Agent:	Goldman Sachs & Co. LLC (“GS&Co.”)
Material Tax Consequences:

For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes, see “Supplemental Discussion of U.S. Federal Income Tax Considerations.”

Denominations:	$1,000 and any integral multiple of $1,000.
Overdue Principal Rate:	The effective Federal Funds rate
Defeasance:	Not applicable
CUSIP:	40059DNQ6

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to a Basket due November 20, 2028

Additional Information about the Issuer, the Guarantor and the Notes

You should read this pricing supplement together with WFS product supplement no. 10 dated January 20, 2026, the underlier supplement no. 48 dated March 24, 2026, the prospectus supplement dated February 14, 2025 and the prospectus dated February 14, 2025 for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement, underlier supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to GS Finance Corp. and not to any of its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

You may access the product supplement, underlier supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

• WFS Product Supplement No. 10 dated January 20, 2026:

https://www.sec.gov/Archives/edgar/data/886982/000119312526016246/wfs_productsupp_10_2025_.htm

• Underlier Supplement No. 48 dated March 24, 2026:

https://www.sec.gov/Archives/edgar/data/886982/000119312526122516/underlier_supplement_no.htm

• Prospectus Supplement dated February 14, 2025:

https://www.sec.gov/Archives/edgar/data/886982/000119312525027380/d891153d424b2.htm

• Prospectus dated February 14, 2025:

https://www.sec.gov/Archives/edgar/data/886982/000119312525027379/d860775d424b2.htm

Please note that, for purposes of this pricing supplement, references in the accompanying underlier supplement to “trade date” shall be deemed to refer to “pricing date”.

Please note that, for purposes of this pricing supplement, references in the accompanying product supplement to “index” shall be deemed to refer to “basket component”.

The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021. References herein to “calculation day” or “final calculation day” shall be deemed to refer to “determination date” in such master note no. 3, dated March 22, 2021.

Market Linked Notes—Upside Participation with Quarterly

Averaging and Principal Return at Maturity

Notes Linked to a Basket due November 20, 2028

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Wells Fargo Advisors (“WFA”) is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

Estimated Value of the Notes

The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $952 per $1,000 face amount, which is less than the original offering price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $43 per $1,000 face amount).

Prior to August 15, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through August 14, 2026). On and after August 15, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

Market Linked Notes—Upside Participation with Quarterly

Averaging and Principal Return at Maturity

Notes Linked to a Basket due November 20, 2028

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:

▪
seek exposure to the average upside performance of the basket, if any, without exposure to any decline in the basket, by:
▪
participating 100% in the percentage increase, if any, in the level of the basket from the starting level to the average ending level, where the average ending level is based on the average of closing levels of the basket components on specified dates occurring quarterly during the term of the notes; and
▪
providing for the repayment of the face amount at maturity regardless of the performance of the basket;
▪
understand that if the average ending level of the basket is not greater than the starting level, they will not receive any positive return on the notes;
▪
are willing and able to accept the risk that the quarterly average performance of the basket may be less than its point-to-point performance;
▪
are willing to forgo interest payments on the notes and dividends on the securities included in the basket components; and
▪
are willing to hold the notes until maturity.

The notes may not be an appropriate investment for investors who:

▪
seek exposure to the upside performance of the basket as measured solely from the pricing date to a date near stated maturity, or are unwilling and unable to accept the risk that the quarterly average performance of the basket may be less than its point-to-point performance;
▪
seek a liquid investment or are unable or unwilling to hold the notes to maturity;
▪
seek certainty of receiving a positive return on their investment;
▪
are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;
▪
seek current income;
▪
are unwilling to accept the risk of exposure to the basket components;
▪
seek exposure to the basket but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the notes;
▪
are unwilling to accept the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. to obtain exposure to the basket generally, or to the exposure to the basket that the notes provide specifically; or
▪
prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes. For more information about the basket components, please see the sections titled “The EURO STOXX 50® Index” and “The FTSE® 100 Index” below.

Market Linked Notes—Upside Participation with Quarterly

Averaging and Principal Return at Maturity

Notes Linked to a Basket due November 20, 2028

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to a Basket due November 20, 2028

Selected Risk Considerations

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 48 and under “Risk Factors” in the accompanying WFS product supplement no. 10. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 48 and the accompanying WFS product supplement no. 10. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket component stocks, i.e., with respect to a basket component to which your notes are linked, the stocks comprising such basket component. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Notes.

The original offering price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Notes”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the pricing date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the pricing date and the original offering price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co., WFS or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. and WFS are not obligated to make a market in the notes. See “Risk Factors — Your Notes May Not Have an Active Trading Market” in the accompanying product supplement.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor.

Although the return on the notes will be based on the performance of the basket components, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page

Market Linked Notes—Upside Participation with Quarterly

Averaging and Principal Return at Maturity

Notes Linked to a Basket due November 20, 2028

S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

You May Receive Only the Face Amount of Your Notes at Maturity.

If the average ending level is less than the starting level, the maturity payment amount will be limited to the face amount. Even if the amount paid on your notes at maturity exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a note with the same stated maturity that bears interest at the prevailing market rate.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest.

You will not receive any interest payments on your notes. As a result, even if the maturity payment amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

A Decrease in the Level of a Basket Component on One Calculation Day May Offset Increases in the Level of Such Basket Component on Other Calculation Days.

The maturity payment amount that you receive on the stated maturity date is based on the arithmetic average of the closing levels of the basket components on the calculation days. The decreases and increases in the levels of the basket components from their respective initial basket component level to their respective closing level on each calculation day will be averaged to determine the average ending level of the basket and the maturity payment amount. Thus, even if the level of a basket component increases over several calculation days, a large decline in the level of such basket component on or prior to one calculation day may offset any increases that occurred on other calculation days and will reduce the payment at stated maturity you receive, possibly to $1,000 for each $1,000 face amount of your notes.

The Maturity Payment Amount on Your Notes Is Linked to the Arithmetic Average of the Closing Levels of Each Basket Component on Quarterly Calculation Days (Not Only to the Closing Levels of Each Basket Component on the Final Calculation Day) and Will Not Be Affected By the Closing Levels of Each Basket Component on Any Dates Other Than the Quarterly Calculation Days.

The potential for a payment on the notes at maturity greater than the $1,000 face amount of your notes is based on the average basket component level of each basket component, which will be calculated solely by reference to the closing level of each basket component on each of the quarterly calculation days (each of which is subject to postponement in case of market disruption events or non-trading days).

The average basket component level of a basket component may be less than its closing level on the final calculation day. If the average basket component level of each basket component is less than its closing level on the final calculation day, the return on your notes will be less than the return that you would have received had your notes been linked only to the closing level of each basket component on the final calculation day. In addition, even if the closing level of a basket component dramatically increased on the final calculation day, that increase would only be with respect to one calculation day and may be offset by declines in such basket component’s closing level on other calculation days. As a result, the maturity payment amount for your notes may be significantly less than it would have been had the maturity payment amount been linked only to the closing level of each basket component on the final calculation day. Therefore, it is possible that you will not receive any positive return on your investment at maturity even if the closing level of each basket component on the final calculation day is significantly greater than its initial basket component level.

The maturity payment amount that will be paid on your notes will not be affected by the closing level of any basket component on any dates other than on each of the calculation days. While the calculation days occur quarterly during the life of the notes, the basket components may be subject to significant fluctuation between the calculation days. Therefore, there is a possibility that any given calculation day may fall on a date where closing levels of the basket components are significantly lower than at other times during such applicable three month period. Thus, you will not benefit from any appreciation in any closing level of a basket component from one calculation day to the next, except to the extent there is also appreciation in that level from its initial basket component level, and the maturity payment amount for your notes may be significantly lower than it would have been if the calculation days occurred on consecutive days or on different dates.

You should not invest in the notes unless you understand and are willing to accept that the maturity payment amount is based on the arithmetic average of the closing levels of each basket component on the quarterly calculation days.

You Have No Shareholder Rights or Rights to Receive Any Basket Component Stock.

Investing in your notes will not make you a holder of any of the basket component stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the basket component stocks, including any voting rights, any rights to receive dividends

Market Linked Notes—Upside Participation with Quarterly

Averaging and Principal Return at Maturity

Notes Linked to a Basket due November 20, 2028

or other distributions, any rights to make a claim against the basket component stocks or any other rights of a holder of the basket component stocks. Your notes will be paid in cash and you will have no right to receive delivery of any basket component stocks.

The Lower Performance of One Basket Component May Offset an Increase in the Other Basket Component in the Basket.

The basket is comprised of basket components that are equally weighted. Declines in the level of one basket component may offset increases in the level of the other basket component in the basket. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the maturity payment amount in respect of your notes at maturity.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose and are able to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your notes, including:

●
the level of the basket components;
●
the volatility — i.e., the frequency and magnitude of changes — in the levels of the basket components;
●
the dividend rates of the basket component stocks;
●
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the basket component stocks, and which may affect the levels of the basket components;
●
interest rates and yield rates in the market;
●
the time remaining until your notes mature; and
●
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes or less than you would have received had you held your notes to maturity.

You cannot predict the future levels of the basket components based on their historical fluctuations. The actual levels of the basket components over the life of the notes may bear little or no relation to their historical closing levels or to the hypothetical examples shown elsewhere in this pricing supplement.

Additional Risks Related to the Basket Components

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets.

The value of your notes is linked to basket components that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Component with Basket Component Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes.

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of a basket component with basket component stocks from one or more foreign securities markets and could negatively affect your

Market Linked Notes—Upside Participation with Quarterly

Averaging and Principal Return at Maturity

Notes Linked to a Basket due November 20, 2028

investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the basket component stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to basket component stocks that are currently included in a basket component or that in the future are included in a basket component, such basket component stocks may be removed from a basket component. If government regulatory action results in the removal of basket component stocks that have (or historically have had) significant weight in a basket component, such removal could have a material and negative effect on the level of such basket component and, therefore, your investment in the notes. Similarly, if basket component stocks that are subject to those executive orders or subject to other government regulatory action are not removed from a basket component, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such basket component stocks from a basket component could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes.

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes.

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange, or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Considerations” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities.

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

Market Linked Notes—Upside Participation with Quarterly

Averaging and Principal Return at Maturity

Notes Linked to a Basket due November 20, 2028

Hypothetical Examples and Returns

The return table and examples below illustrate the maturity payment amount for a $1,000 face amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent any actual initial basket component level. The hypothetical initial basket component level of 100.00 for each basket component has been chosen for illustrative purposes only and does not represent the actual initial basket component level of any basket component. The actual initial basket component level for each basket component are set forth under “Terms of the Notes” above. For historical data regarding the actual closing levels of the basket components, see the historical information set forth herein. The return table and examples below assume that an investor purchases the notes for $1,000 per note. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the notes.

Upside Participation Rate:	100.00%
Hypothetical Initial Basket Component Level:	For each basket component, 100.00
Starting Level:	100.00

Hypothetical Returns

Hypothetical average ending level	Hypothetical average basket return(1)	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$2,000.00	100.00%
175.00	75.00%	$1,750.00	75.00%
150.00	50.00%	$1,500.00	50.00%
140.00	40.00%	$1,400.00	40.00%
130.00	30.00%	$1,300.00	30.00%
115.00	15.00%	$1,150.00	15.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
25.00	-75.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

(1) The average basket return is equal to the percentage change from the starting level to the average ending level (i.e., the average ending level minus starting level, divided by starting level).

(2) The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per note to the face amount of $1,000.

Market Linked Notes—Upside Participation with Quarterly

Averaging and Principal Return at Maturity

Notes Linked to a Basket due November 20, 2028

Hypothetical Examples

Example 1. Maturity payment amount is greater than the face amount:

	EURO STOXX 50® Index	FTSE® 100 Index
Hypothetical initial basket component level:	100.00	100.00
Hypothetical average basket component level:	120.00	130.00
Hypothetical average basket component return:	20.00%	30.00%

Based on the hypothetical average basket component returns set forth above, the hypothetical average ending level would equal:

100 × [1 + (20.00% × 50.00%) + (30.00% × 50.00%)] = 125.00

Therefore, the average basket return would equal 25.00%

Because the hypothetical average ending level is greater than the starting level, the maturity payment amount per note would be equal to the face amount of $1,000 plus a positive return equal to:

$1,000 × average basket return × upside participation rate

$1,000 × 25.00% × 100.00%

= $250.00

On the stated maturity date, you would receive $1,250.00 per note.

In this example, the averaging feature results in a lower return at maturity than a return based solely on the closing levels of the basket components on a date near the stated maturity date. In this scenario, the closing levels of the basket components steadily increase over the term of the notes, resulting in closing levels near maturity that are greater than the average basket component levels.

Market Linked Notes—Upside Participation with Quarterly

Averaging and Principal Return at Maturity

Notes Linked to a Basket due November 20, 2028

Example 2. Maturity payment amount is equal to the face amount:

	EURO STOXX 50® Index	FTSE® 100 Index
Hypothetical initial basket component level:	100.00	100.00
Hypothetical average basket component level:	20.00	110.00
Hypothetical average basket component return:	-80.00%	10.00%

Based on the hypothetical average basket component returns set forth above, the hypothetical average ending level would equal:

100 × [1 + (-80.00% × 50.00%) + (10.00% × 50.00%)] = 65.00

Because the hypothetical average ending level is less than the starting level, the maturity payment amount per note would equal the face amount.

On the stated maturity date, you would receive $1,000 per note.

In this example, the closing level of the EURO STOXX 50® Index generally decreases over the term of the notes, and the closing level of the FTSE® 100 Index generally increases over the term of the notes. In this example, the decrease of the EURO STOXX 50® Index from its initial basket component level to its average basket component level has a significant impact on the average basket return notwithstanding the increase of the FTSE® 100 Index from its initial basket component level to its average basket component level. Although the average basket component level is greater than the initial basket component level for the FTSE® 100 Index, the hypothetical average ending level is less than the starting level.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to a Basket due November 20, 2028

Example 3. Maturity payment amount is equal to the face amount:

	EURO STOXX 50® Index	FTSE® 100 Index
Hypothetical initial basket component level:	100.00	100.00
Hypothetical average basket component level:	40.00	105.00
Hypothetical average basket component return:	-60.00%	5.00%

Based on the hypothetical average basket component returns set forth above, the hypothetical average ending level would equal:

100 × [1 + (-60.00% × 50.00%) + (5.00% × 50.00%)] = 72.50

Because the hypothetical average ending level is less than the starting level, the maturity payment amount per note would equal the face amount.

On the stated maturity date, you would receive $1,000.00 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the closing levels of the basket components on a date near the stated maturity date. In this example, the closing levels of the basket components decrease early in the term of the notes, remain consistently below the initial basket component levels for a significant period of time and then increase later in the term of the notes, with levels near maturity of the notes that are greater than the initial basket component levels and the average basket component levels.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to a Basket due November 20, 2028

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index are allocated to one of the following Eurozone countries based on their country of incorporation, primary listing and largest trading volume: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more details about the EURO STOXX 50® Index, the basket component sponsor and license agreement between the basket component sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-36 of the accompanying underlier supplement no. 48.

Historical Information

The closing level of the basket component has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the basket component has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the basket component during the period shown below is not an indication that the basket component is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket component as an indication of the future performance of the basket component, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the basket component or the basket component stocks will result in you receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket component. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket component between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the basket component. The actual performance of the basket component over the life of the offered notes, as well as the maturity payment amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the basket component from January 1, 2021 through May 15, 2026. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels of the basket component in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the EURO STOXX 50® Index

The EURO STOXX 50® Index is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The notes or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

Market Linked Notes—Upside Participation with Quarterly

Averaging and Principal Return at Maturity

Notes Linked to a Basket due November 20, 2028

The FTSE® 100 Index

The FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K. listed blue chip companies traded on the London Stock Exchange. For more details about the FTSE® 100 Index, the basket component sponsor and license agreement between the basket component sponsor and the issuer, see “The Underliers — FTSE® 100 Index” on page S-42 of the accompanying underlier supplement no. 48.

Historical Information

The closing level of the basket component has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the basket component has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the basket component during the period shown below is not an indication that the basket component is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket component as an indication of the future performance of the basket component, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the basket component or the basket component stocks will result in you receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket component. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket component between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the basket component. The actual performance of the basket component over the life of the offered notes, as well as the maturity payment amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the basket component from January 1, 2021 through May 15, 2026. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels of the basket component in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the FTSE® 100 Index

FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK” are trademarks owned by the Exchange and are used by FTSE under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE.

The FTSE® 100 Index is calculated by FTSE. FTSE does not sponsor, endorse or promote this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading.

All copyright and database rights in the index values and constituent list vest in FTSE. GS Finance Corp. has obtained full license from FTSE to use such copyrights and database rights in the creation of this product.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to a Basket due November 20, 2028

Hypothetical Historical Closing Levels of the Basket

The following graph is based on the basket levels for the period from January 1, 2021 through May 15, 2026 assuming that the basket level was 100 on January 1, 2021. The basket level has been normalized such that its hypothetical level on January 1, 2021 was 100. As noted in this pricing supplement, the starting level will be set at 100 on the pricing date. The basket levels can increase or decrease due to changes in the levels of the basket components.

The levels of the basket depicted in the graph below have been calculated in a manner that is different from the manner in which the average ending level will be determined. The level of the basket depicted on any date in the graph below is based on the closing level of each basket component on that date (relative to its closing level on January 1, 2021). By contrast, the average ending level will be calculated based on the average of closing levels of the basket components on calculation days occurring quarterly during the term of the notes (relative to the closing levels of the basket components on the pricing date).

Market Linked Notes—Upside Participation with Quarterly

Averaging and Principal Return at Maturity

Notes Linked to a Basket due November 20, 2028

Supplemental Discussion of U.S. Federal Income Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

▪
a dealer in securities or currencies;
▪
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
▪
a bank;
▪
a regulated investment company;
▪
a life insurance company;
▪
a tax-exempt organization;
▪
a partnership;
▪
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
▪
a person that owns the notes as a hedge or that is hedged against interest rate risks;
▪
a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
▪
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

●
a citizen or resident of the United States;
●
a domestic corporation;
●
an estate whose income is subject to U.S. federal income tax regardless of its source; or
●
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, and subject to the discussion below regarding fixed but deferred contingent payments, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will have the effect of requiring you to include amounts in income in respect of your notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity.

We have determined that the comparable yield for the notes is equal to 4.685% per annum, compounded semi-annually, with a projected payment at maturity of $1,124.89 based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to a Basket due November 20, 2028

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
May 20, 2026 through December 31, 2026	$29.41	$29.41
January 1, 2027 through December 31, 2027	$49.48	$78.89
January 1, 2028 through November 20, 2028	$46.00	$124.89

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange, or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes (as described in the accompanying prospectus).

Except as described below with respect to certain fixed but deferred contingent payments, any gain you recognize upon the sale, exchange, or maturity of your notes will be ordinary interest income and any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Fixed but deferred contingent payments

Notwithstanding the rules described above, special rules apply to a contingent payment debt instrument where all the remaining contingent payments on such instrument become fixed more than six months before all of the contingent payments on such instrument become due. This rule would apply to your notes, for example, if on a date that is more than six months prior to maturity it is considered

Market Linked Notes—Upside Participation with Quarterly

Averaging and Principal Return at Maturity

Notes Linked to a Basket due November 20, 2028

mathematically impossible for you to receive more than the face amount of your notes at maturity. Although not entirely clear, we think that in such a case it would be reasonable for an initial holder of the notes to recognize an ordinary loss equal to any interest previously accrued on the notes, and to cease accruing interest over the remainder of the term of the notes. Thereafter, any gain or loss you recognize from a subsequent sale of the notes should generally be characterized as capital gain or loss.

The application to your notes of the rules governing contingent payments that become fixed are not clear, and the Internal Revenue Service could assert that the tax consequences to you should be different than described above. You are urged to consult your tax advisor regarding the application of these rules to your particular circumstances.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

●
a nonresident alien individual;
●
a foreign corporation; or
●
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange, or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the basket components during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Under current law, while the matter is not entirely clear, individual non-United States holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a security is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a security.

Market Linked Notes—Upside Participation with Quarterly

Averaging and Principal Return at Maturity

Notes Linked to a Basket due November 20, 2028

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to a Basket due November 20, 2028

Supplemental Plan of Distribution; Conflicts of Interest

See “Supplemental Plan of Distribution” on page S-41 of the accompanying product supplement and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $10,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original offering price set forth on the cover page of this pricing supplement. Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of 3.075% of the aggregate face amount of the notes sold ($30.75 per $1,000 face amount of notes). The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original offering price of the notes less a concession of 2.00% of the aggregate face amount of the notes ($20.00 per $1,000 face amount of notes). In addition to the selling concession received by WFA, WFS advises that WFA will also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a note WFA sells ($0.75 per $1,000 face amount of notes). In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the notes sold (up to $3.00 per $1,000 face amount of notes) to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers. Please note that the information about the original issue date and original offering price set forth on the cover of this pricing supplement relate only to the initial distribution.

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest, for services it is providing in connection with this offering.

We will deliver the notes against payment therefor in New York, New York on the original issue date set forth on the cover page of this pricing supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

For information related to hedging activities, see “Risk Factors—Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes.” on page S-10 of the accompanying product supplement.

We have been advised by GS&Co. and WFS that they intend to make a market in the notes. However, none of GS&Co., WFS nor any of their respective affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to a Basket due November 20, 2028

Validity of the Notes and Guarantee

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.